EXHIBIT 99.2

Contact: Beth Sanders
Executive Vice President & CFO

Telephone: (909) 798-3611
FAX: (909) 798-1872
e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD THIRD QUARTER EARNINGS

www.1stcent.com

Redlands, California—October 22, 2004— 1st Centennial Bancorp (OTCBB: FCEN) today announced third quarter operating results. The Company reported earnings for the quarter ending September 30, 2004 of $880,000, compared to earnings of $547,000 for the third quarter 2003, representing a 61%, or $333,000 increase. Basic earnings per share were $0.46 cents for the current quarter compared to $0.29 cents for the same period last year. Diluted earnings per share were $0.43 cents for the current quarter compared to $0.28 cents for the same period last year. Year to date net income was reported at $2.032 million at September 30, 2004 compared to $1.488 million at September 30, 2003, and increase of 37%, or $544,000. Year to date basic earnings per share were $1.07 in 2004 compared to $0.85 cents in 2003, and diluted earnings per share of $0.99 for year to date 2004 compared to $0.81 cents for the same period in 2003.

Annualized Return on Average Equity and Return on Average Assets as of September 30, 2004 were 10.75% and .88%, respectively, compared to 9.81% and .88%, for the same period in 2003, respectively. The increase in return on average equity for the nine months ended September 30, 2004 when compared to the same period in 2003 is due in part, to the increase in interest income as a result of growth in average interest earning assets.

Total net loans increased $140 million, or 86% from $163 million at September 30, 2003 to $303 million at September 30, 2004. Deposits, at $290 million, represent an increase of $87 million, or 43% from $203 million for the same period in 2003. Total assets reached a record high of $357 million at September 30, 2004, up 52%, or $122 million, from $235 million at September 30, 2003.

The growth in assets, loans, and deposits was due to the continuing success of our business development efforts in and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Thomas Vessey, acting President and Chief Executive Officer, stated, “We are pleased and proud of the continued, profitable growth of your Company, and remain committed in our efforts to build a quality financial services organization and increasing shareholder wealth.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We look forward to expanding our opportunities in the marketplaces of San Bernardino, Riverside, Orange, Los Angeles and San Diego Counties.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Condition (Unaudited)

	September 30, 2004	September 30, 2003
	(In thousands, except per share data)
Assets:
Cash and due from banks	7,577	9,686
Federal funds sold	130	9,535

Total cash and cash equivalents	7,707	19,221
Interest-bearing deposits in financial institutions	4,342	4,991
Investment securities, available for sale	24,496	31,793
Federal home loan bank stock, at cost	940	363
Loans, net of deferred fees and cost	306,437	165,300
Allowance for loan losses	(3,448)	(2,113)

Net loans	302,989	163,187
Accrued interest receivable	955	855
Premises and equipment, net	2,582	2,601
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,424	6,145
Other assets	1,924	1,623

Total Assets	$356,539	$234,959

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	85,539	60,858
Interest-bearing and money market accounts	101,389	56,525
Savings	28,849	19,283
Time deposits $100,000 or greater	40,078	39,005
Other time deposits	34,220	27,738

Total deposits	290,075	203,409

Accrued interest payable	135	211
Federal funds purchased	4,750	—
Borrowings from federal home loan bank	20,000	—
Subordinated notes payable to subsidiary trusts	13,151	6,006
Other Liabilities	1,837	1,410

Total Liabilities	329,948	211,036

Shareholders’ Equity:
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,907,762 and 1,877,851 shares at September 30, 2004 and 2003 respectively	20,731	20,456
Retained earnings	5,718	3,092
Accumulated other comprehensive income	142	375

Total Shareholders’ Equity	26,591	23,923

Total Liabilities and Shareholders’ Equity	$356,539	$234,959

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Earnings (Unaudited)

	3 Months Ended September 30,		9 Months Ended September 30,
	2004	2003	2004	2003
Interest income:
Interest and fees on loans	6,201	3,849	15,869	11,086
Deposits in financial institutions	51	64	154	178
Federal funds sold	17	37	44	73
Investments	200	230	805	806

Total interest income	6,469	4,180	16,872	12,143

Interest expense:

Interest bearing demand and savings deposits	339	126	699	396
Time deposits $100,000 or greater	192	211	554	665
Other time deposits	171	98	455	292
Interest expense on borrowed funds	209	82	561	266

Total interest expense	911	517	2,269	1,619

Net interest income	5,558	3,663	14,603	10,524

Provision for loan losses	540	150	1,408	360

Net interest income after provision for loan losses	5,018	3,513	13,195	10,164

Noninterest income:

Customer service fees	339	297	906	928
Gains and commissions from sale of loans	10	201	254	267
Other income	271	348	918	1,065

Total noninterest income	620	846	2,078	2,260

Noninterest expense:

Salaries and employee benefits	2,652	2,136	7,424	5,930
Net occupancy expense	366	388	1,081	1,164
Other operating expense	1,197	988	3,567	3,049

Total noninterest expense	4,215	3,512	12,072	10,143

Income before provision for income taxes	1,423	847	3,201	2,281

Provision for income taxes	543	300	1,169	793

Net income	$880	$547	2,032	1,488

Earnings per share:

Basic	0.46	0.29	1.07	0.85

Diluted	0.43	0.28	0.99	0.81